Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE

PLUG POWER ANNOUNCES 1-FOR-10 REVERSE STOCK SPLIT

LATHAM, N.Y., May 19, 2011 -- Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that its Board of Directors, as authorized by Plug Power stockholders, implemented a one-for-ten reverse stock split of its common stock. The Company filed a charter amendment to implement the reverse stock split, which became effective at 5:00 pm Eastern Time on May 19, 2011.  The reverse stock split was authorized by Plug Power’s stockholders at its annual meeting on May 12, 2011.

“The Plug Power Board has given considerable thought to the decision of a reverse stock split,” said Andy Marsh, CEO at Plug Power. “The ultimate decision implemented by the Board of Directors was done to help Plug Power maintain its Nasdaq listing as well as to increase the share price to make our stock more attractive to institutional investors.” The bid price of the Company's common stock must close at $1.00 or higher for ten consecutive business days prior to June 6, 2011 in order for the Company to maintain its listing on the Nasdaq Capital Market.

Remaining compliant with Nasdaq listing requirements is important to the health of the Company as it moves toward profitability with its GenDrive fuel cell. Plug Power currently holds an approximate 85% market share of the fuel cell-powered lift truck market and received more orders for its GenDrive product during the first quarter of 2011 than it did in all of 2010. With this increase in orders, and engineering improvements that utilize common components across product lines, Plug Power expects to drive down material costs by 30 to 40 percent. Implementation is currently underway and Plug Power expects these improvements to begin to impact its financial results by the end of 2011.

As a result of the reverse stock split, each ten (10) outstanding shares of pre-split common stock were automatically combined into one (1) share of post-split common stock.  No fractional shares will be issued.  The Company’s transfer agent will aggregate all fractional shares and sell them as soon as practicable at prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share.  After the transfer agent’s completion of such sale, such stockholders will receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.  Proportional adjustments will be made to the Company’s outstanding stock options and other equity awards and to the Company’s equity compensation plans to reflect the reverse stock split.

The Company’s stockholders will receive instructions from American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, regarding the exchange of outstanding pre-split stock certificates for post-split shares of common stock.

The Company expects that trading of the Company’s common stock on the Nasdaq Capital Market on a split-adjusted basis will begin at the opening of trading on May 20, 2011.  The Company’s common stock will trade on the Nasdaq Capital Market under the symbol “PLUG” with the letter “D” appended to the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred, after which time it will revert to trading under the symbol “PLUG.”

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for our key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 1,200 GenDrive units shipped to material handling customers, accumulating over 2.5 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Visit us at www.plugpower.com.

###

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our ability to regain or maintain compliance with Nasdaq listing requirements, the future trading price of our common stock, the future profitability of our GenDrive product line and expected reductions in material and product costs. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond our control and that may cause our actual results to differ materially from the expectations in our forward-looking statements including statements regarding the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of our products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive system; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to manufacture products on a large-scale commercial basis; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" (i) in our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission ("SEC") on March 31, 2011 and (ii) in our quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 13, 2011, as well as in the other reports we file from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media Contact:

Reid Hislop

Plug Power Inc.

Phone: (518) 782-7700 ext. 1360
Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448